Exhibit 99.1

Investor Update - September 14, 2012

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our mainline and consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES - MAINLINE
August 2012 Statistics

	August 2012	Change Y-O-Y	QTD 2012	Change Y-O-Y
Revenue passengers (000s)	1,756	3.4%	3,525	3.9%
Traffic (RPMs in millions)	2,276	8.1%	4,584	8.4%
Capacity (ASMs in millions)	2,561	7.4%	5,159	7.9%
Load factor	88.9%	0.6 pts	88.9%	0.5 pts
Passenger RASM (cents)	12.70¢	2.5%	12.74¢	2.2%
RASM (cents)	14.69¢	1.5%	14.70¢	1.0%
Economic fuel cost per gallon	$3.24	0.6%	$3.16	(1.9)%

Forecast Information

	Forecast Q3 2012	Change Y-O-Y	Prior Guidance Aug 14, 2012	Forecast Full Year 2012	Change Y-O-Y	Prior Guidance Aug 14, 2012
Capacity (ASMs in millions)	7,330 - 7,430	~ 6.5%	7,330 - 7,430	28,100 - 28,200	~ 6%	28,100 - 28,200
Cost per ASM excluding fuel and special items (cents)(a)	7.30 - 7.40	~ 1%	7.35 - 7.45	7.55 - 7.60	~ (0.5%)	7.60 - 7.65
Fuel gallons (000,000)	95	~ 5%	95	365 - 370	~ 6%	365 - 370
Economic fuel cost per gallon(b)	$3.26	~ 1%	$3.23	(b)	(b)	(b)

(a)
The decrease in cost per ASM excluding fuel and special items from our previous Investor Update is due to the estimated decline in variable incentive pay. Actual variable incentive pay could differ from our current expectation because a significant portion of the payout is dependent on full-year results.

(b)
Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions: crude oil cost - $2.20 ($92 per barrel), refining margin - 94 cents, benefit of settled hedges - 1 cent, with the remaining difference due to taxes and other into-plane costs. Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)(b)

	September	October	November
Point Change Y-O-Y	+ 0.5 pts	+ 4.5 pts	+ 1.5 pts
Prior Guidance Aug 14, 2012 - Point Change Y-O-Y	- 0.5 pts	+ 1.5 pts	N/A

(a)	Percentage point change compared to the same point in time last year.

(b)
The increase in advanced load factors from our previous Investor Update are primarily due to changes in route mix and the three week-long fare sales launched in August for Fall travel. We expect October advance bookings to decline from the figures provided in this update for those reasons.

AIR GROUP - CONSOLIDATED
August 2012 Statistics

	August 2012	Change Y-O-Y	QTD 2012	Change Y-O-Y
Revenue passengers (000s)	2,448	3.8%	4,895	4.3%
Traffic (RPMs in millions)	2,524	7.8%	5,077	8.1%
Capacity (ASMs in millions)	2,855	7.1%	5,747	7.6%
Load factor	88.4%	0.6 pts	88.3%	0.4 pts
Passenger RASM (cents)	13.88¢	1.2%	13.89¢	1.1%
RASM (cents)	15.91¢	0.4%	15.89¢	0.1%
Economic fuel cost per gallon	$3.24	0.6%	$3.16	(2.2)%

Forecast Information

	Forecast Q3 2012	Change Y-O-Y	Prior Guidance Aug 14, 2012	Forecast Full Year 2012	Change Y-O-Y	Prior Guidance Aug 14, 2012
Capacity (ASMs in millions)	8,200 - 8,300	~ 6.5%	8,200 - 8,300	31,350 - 31,450	~ 6%	31,350 - 31,450
Cost per ASM excluding fuel and special items (cents)(a)	8.15 - 8.25	~ 0.5%	8.20 - 8.30	8.45 - 8.50	~ (1%)	8.50 - 8.55
Fuel gallons (000,000)	110	~ 6%	110	420 - 425	~ 6%	420 - 425
Economic fuel cost per gallon(b)	$3.26	~ 1%	$3.23	(b)	(b)	(b)

(a)
The decrease in cost per ASM excluding fuel and special items from our previous Investor Update is due to the estimated decline in variable incentive pay. Actual variable incentive pay could differ from our current expectation because a significant portion of the payout is dependent on full-year results.

(b)	Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)(b)

	September	October	November
Point Change Y-O-Y	+ 0.5 pts	+ 4.0 pts	+ 1.5 pts
Prior Guidance Aug 14, 2012 - Point Change Y-O-Y	- 0.5 pts	+ 1.5 pts	N/A

(a)	Percentage point change compared to the same point in time last year.

(b)
The increase in advanced load factors from our previous Investor Update are primarily due to changes in route mix and the three week-long fare sales launched in August for Fall travel. We expect October advance bookings to decline from the figures provided in this update for those reasons.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $5 million to $6 million in the third quarter of 2012.

AIR GROUP - CONSOLIDATED (continued)
Stock Repurchase
Through September 11, 2012, Air Group has repurchased 1,309,000 shares of its common stock for approximately $45.7 million under our existing $50 million repurchase program. The program expires in February 2013.

Cash and Share Count

(in millions)	August 31, 2012	June 30, 2012
Cash and marketable securities	$1,219	$1,185
Common shares outstanding	70.346	70.724

Capital Expenditures(a)
Total expected capital expenditures for 2012 and 2013 are as follows (in millions):

	2012	2013
Aircraft and aircraft purchase deposits	$380	$295
Other flight equipment	30	20
Other property and equipment	60	65
Total property and equipment additions	$470	$380

(a)	Preliminary estimate, subject to change.

Firm Aircraft Commitments
The tables below reflect the current delivery schedules for firm aircraft:

	Remaining 2012	2013	2014	2015	2016	Total
Boeing 737-800	—	—	1	2	—	3
Boeing 737-900ER	4	9	9	—	—	22
Totals	4	9	10	2	—	25

In addition to the firm orders noted above, Air Group has options to acquire 39 additional B737 aircraft and 10 Q400 aircraft.

Projected Fleet Count(a)

		Actual Fleet Count		Expected Fleet Activity
Aircraft	Seats	Dec 31, 2011	Aug 31, 2012	2012 Changes	Dec 31, 2012	2013 Changes	Dec 31, 2013	2014 Changes	Dec 31, 2014
737-400	144	24	24	—	24	(3)	21	(5)	16
737-400F(b)	—	1	1	—	1	—	1	—	1
737-400C(b)	72	5	5	—	5	—	5	—	5
737-700	124	17	17	—	17	—	17	(3)	14
737-800	157	58	61	—	61	—	61	1	62
737-900	172	12	12	—	12	—	12	—	12
737-900ER	181	—	—	4	4	9	13	9	22
Q400	76	48	50	(2)	48	—	48	—	48
Totals		165	170	2	172	6	178	2	180

(a)	The expected fleet counts at December 31, 2012, 2013 and 2014 are subject to change.

(b)	F-Freighter; C-Combination freighter/passenger.

AIR GROUP - CONSOLIDATED (continued)
Future Fuel Hedge Positions(a)
We use both call options on crude oil futures and swap instruments on LA Jet refining margins to hedge against price volatility of future jet fuel consumption. We have refining margin swaps in place for approximately 50% of our third quarter 2012 estimated jet fuel purchases at an average price of 73 cents per gallon and 25% of our fourth quarter 2012 estimated purchases at an average price of 93 cents per gallon. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
Third Quarter 2012	50%	$100	$10
Fourth Quarter 2012	50%	$100	$10
Remainder of 2012	50%	$100	$10
First Quarter 2013	50%	$98	$12
Second Quarter 2013	49%	$98	$12
Third Quarter 2013	42%	$99	$12
Fourth Quarter 2013	36%	$100	$12
Full Year 2013	44%	$99	$12
First Quarter 2014	32%	$100	$12
Second Quarter 2014	27%	$99	$12
Third Quarter 2014	21%	$98	$12
Fourth Quarter 2014	16%	$100	$11
Full Year 2014	24%	$99	$12
First Quarter 2015	11%	$99	$10
Second Quarter 2015	5%	$92	$10
Full Year 2015	4%	$96	$10

(a)
All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.